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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND REPORT ON SCHEDULE

We consent to the use in this Amendment No. 1 of Registration Statement No. 333-115344 relating to an exchange offer for $250 million 11% Senior Secured Notes due 2010 and $100 million Senior Secured Floating Rate Notes due 2008 of Huntsman Advanced Materials LLC and subsidiaries of our report on the consolidated financial statements of Huntsman Advanced Materials LLC and subsidiaries at December 31, 2003 and the results of its operations and its cash flows for the six months ended December 31, 2003 dated November 23, 2004 (except for Note 27, as to which the date is December 17, 2004) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to restatement of the statements of equity and of cash flows) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audit of the consolidated financial statements of Huntsman Advanced Materials LLC and subsidiaries referred to in our aforementioned report also includes the financial statement schedule of Huntsman Advanced Materials LLC and subsidiaries for the six months ended December 31, 2003 included in Exhibit 99.5. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
December 20, 2004

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE